Exhibit 10.7

UNITED ONLINE, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT by and between United Online, Inc., a Delaware corporation (the “Corporation”), and Mark Goldston (the “Participant”) to be effective as of January 1, 2009.

RECITALS

A.            Participant is a party to a Restricted Stock Unit Issuance Agreement with the Corporation dated March 14, 2008 pursuant to which Participant will become entitled to receive shares of Common Stock that vest under the restricted stock units evidenced by that agreement.

B.            The purpose of this Amendment Agreement is to bring that Restricted Stock Unit Issuance Agreement into documentary compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

C.            All capitalized terms in this Amendment Agreement shall have the same meanings assigned to them in the Restricted Stock Unit Issuance Agreement.

NOW, THEREFORE, it is agreed the Restricted Stock Unit Issuance Agreement is hereby amended as follows, effective January 1, 2009:

1.             The following subparagraphs (d) and (e) are hereby added to Paragraph 3 of the Restricted Stock Unit Issuance Agreement:

“(d)         The Participant’s Employment Agreement sets forth certain terms and conditions under which Participant’s equity or equity-based awards from the Corporation, including this Award, may vest on an accelerated basis under various specified circumstances. The terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting or issuance of the Shares), as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement.

(e)           The shares of Common Stock underlying the Restricted Stock Units that vest on an accelerated basis in connection with subsection (b), (c) or (d) will be issued to the Participant on the applicable vesting date or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which the vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date, subject to the Corporation’s collection of the applicable Withholding Taxes.”

2.             The following new sentence is hereby added at the end of Paragraph 6(a):

“The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant within ten (10) business days following the effective date of that Change in Control. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 8.”

3.             The following new sentence is hereby added at the end of Paragraph 6(b):

“Any such tax gross-up payment shall be paid in accordance with the terms and provisions of the Employment Agreement (including, without limitation, any provisions related to the timing of the payment of such tax-gross-up payment) and such terms are hereby incorporated by reference into this Agreement, with the same force and effect as if expressly set forth in this Agreement.”

4.             Paragraph 14 of the Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

“14.        Deferred Issuance Date.

(a)           It is the intention of the parties that the provisions of this Agreement, as amended by the Amendment Agreement, continue to comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement as so amended would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)           If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no Shares or other amounts which become issuable or distributable by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service due to such cessation of Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

(c)           For purposes of this Agreement, the term Separation from Service shall have the meaning ascribed to such term under Code Section 409A and the Treasury Regulations issued thereunder.”

5.             The definition of Employment Agreement set forth in Appendix A of the Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

“Employment Agreement shall mean the Amended and Restated Employment Agreement between the Participant and the Corporation effective January 1, 2009.”

6.             The definition of Involuntarily Terminated set forth in Appendix A of the Restricted Stock Unit Issuance Agreement is hereby deleted in its entirety.

7.             Except as modified by this Amendment Agreement, all the terms and conditions of the Restricted Stock Unit Issuance Agreement subject to this Amendment Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Amendment Agreement on the date specified for that party below.

UNITED ONLINE, INC.

By:	/s/ Frederic A. Randall, Jr.

Title:	EVP and General Counsel

Dated:	December 29, 2008

/s/ Mark Goldston

MARK GOLDSTON, PARTICIPANT

Dated:	December 19, 2008